Exhibit  99.1

PRE-QUARTERLY RESULTS COMMUNICATION

NEW YORK, NY (US), July 14, 2020 - Royalty Pharma (NASDAQ: RPRX) intends to announce its financial results for the second quarter of 2020 on August 12, 2020. An invitation for the results webcast will follow shortly. To assist in the financial modelling of its Q2 2020 results, the Company has compiled the following items.

Non-GAAP Financial Measures

Royalty Pharma focuses on certain non-GAAP financial measures to manage its business. These measures, which are presented as supplemental measures to GAAP financial performance, include Adjusted Cash Receipts, Adjusted EBITDA and Adjusted Cash Flow.

Royalty Pharma believes these non-GAAP financial measures provide meaningful information on the Company’s ability to generate cash from operations and on its liquidity. In addition, they can help to identify underlying trends in the business and permit investors to more fully understand how management assesses the performance of the Company, including planning and forecasting for future periods (see Appendix 2 ‘Use of Non-GAAP Financial Measures’).

2020 Guidance

Royalty Pharma intends to provide full-year 2020 guidance at the time of its second quarter 2020 results. Management currently anticipates that this guidance will focus on Adjusted Cash Receipts. The full-year guidance will exclude the contribution from any transactions announced subsequent to the date of our earnings release.

Q2 2019 Non-GAAP Financial Data

Table 1 sets out historical non-GAAP financial data for the second quarter of 2019, which will form the basis for comparison of the Q2 2020 non-GAAP financial results. The figures are presented on an as reported basis. To aid in comparability, the figures are also presented on an unaudited pro forma basis, which adjusts certain cash flow line items as if Royalty Pharma’s Reorganization Transactions (as described in the Company’s final prospectus filed with the SEC on June 17, 2020 (‘Prospectus’)) and its Initial Public Offering (IPO) had taken place on January 1, 2019. The most significant difference between the pro forma and reported figures is the new non-controlling interest that resulted from the Reorganization Transactions. A new contractual non-controlling interest arose in the Reorganization transaction that results in a higher distribution to non-controlling interests on a pro forma basis as compared to prior historical periods. Less material differences also arise in the Royalty Receipts line for ‘Other Growth Products’ as well as Payments for operating and professional costs, interest paid, net, and in the payments associated with our former interest rate swap contracts.

Additional historical non-GAAP financial measures and the respective GAAP to non-GAAP reconciliations for the quarterly and full-year 2019 periods and for the first quarter of 2020 can be found in Appendix 1 to this release. Refer to our Prospectus for additional information on our non-GAAP measures.

Amounts shown in the tables below may not add due to rounding.

Table 1 – Q2 2019 and Q1 2020 Non-GAAP Financial Results

($ in millions)	For the three months ended June 30, 2019 (unaudited)		For the three months ended March 31, 2020 (unaudited)
	As Reported	Pro forma	As Reported
Net cash provided by Operating activities (GAAP)	336.9	368.1	471.1

Growth Products
Cystic fibrosis franchise	85.7	85.7	99.4
Tysabri	82.0	82.0	83.8
Imbruvica	66.2	66.2	77.7
HIV franchise	52.2	52.2	83.9
Januvia, Janumet, Other DPP-IVs	41.1	41.1	34.8
Xtandi	27.0	27.0	34.8
Promacta	19.3	19.3	35.7
Other Growth Products	36.2	47.3	72.1
Total Royalty Receipts – Growth Products	$ 409.8	$ 421.0	$522.3
Mature Products
Tecfidera	-	-	-
Lyrica	35.1	35.1	6.1
Letairis	22.5	22.5	14.6
Remicade	-	-
Other Mature Products	7.8	7.8	0.7
Total Royalty Receipts – Mature Products	65.4	65.4	21.4
Distributions to non-controlling interests	(36.4)	(113.5)	(161.4)
Adjusted Cash Receipts (non-GAAP)	438.8	372.8	382.3
Payments for operating and professional costs	(29.4)	(39.3)	(25.8)
Adjusted EBITDA (non-GAAP)	409.4	333.5	356.4
Development-stage funding payments – ongoing	(21.5)	(21.5)	(7.6)
Interest paid, net	(61.5)	(57.4)	(48.9)
Swap collateral (posted) or received, net	(26.0)	-	45.3
Swap termination payments	-	-	(35.4)
Investment in non-consolidated affiliates	(9.8)	(9.8)	(13.1)
Contributions from non-controlling interest- R&D	-	5.5	1.3
Adjusted Cash Flow (non-GAAP)	$ 290.6	$ 250.3	$297.8

Net cash provided by operating activities (GAAP)

Royalty Pharma’s Net cash provided by operating activities (GAAP) is a subtotal directly from our Statement of cash flows. In table 6 below, we have provided reconciliations of our non-GAAP financial measures to their most comparable GAAP financial measures, in each case Net cash provided by operating activities.

Adjusted Cash Receipts

Royalty Pharma’s Adjusted Cash Receipts comprise the cash royalties received from the marketers of products to which the Company holds royalty rights, less distributions to non-controlling interests:

•	Royalty receipts lag product performance by one calendar quarter and can be estimated by applying the publicly disclosed royalty rate to the preceding quarter’s net revenues on a product-by-product basis. For example, the royalty received by Royalty Pharma on Imbruvica in Q2 2020 will reflect worldwide net sales of the product in Q1 2020 ($1,565 million, based on reported results from AbbVie and Johnson & Johnson) and the tiered mid-single digit royalty rate on worldwide net sales. Tables 2 and 3 set out the reported performance of key products in Q1 2020 and the royalty rates, where disclosed.

•	In instances where royalty rates are tiered, royalty rates typically reset at the beginning of the year and lower royalty rates may apply in the earlier quarters of the year until pre-specified sales thresholds have been reached. As a result, royalty rates for certain products or franchises (such as HIV, Promacta and Cystic Fibrosis) have the potential to increase during the course of the calendar year, with the second quarter royalty receipt often including royalties on sales at the lowest royalty tier.

•	Non-controlling interests represent the share of royalties from pre-IPO investments which will be paid out to legacy investors. In the 2019 financial year, distributions to non-controlling interests were $154.1 million. On a pro forma basis the distributions to non-controlling interests would have been $525.8 million. In Q1 2020, distributions to non-controlling interests amounted to $161.4 million as reported.

Table 2 – Net Sales Performance of Key Products, Q1 2020 (unaudited)

($ in millions)	Marketing Company	Q1 2020 Revenues	% yoy
Growth Products
Cystic fibrosis franchise	Vertex	1,515	77
Tysabri	Biogen	522	13
Imbruvica	AbbVie, Johnson & Johnson	1,565(1)	24
HIV franchise	Gilead, others	4,134(2)	14
Januvia, other DPP-IVs	Merck & Co., others	1,277(3)	(6)
Xtandi	Pfizer, Astellas	937(4)	28
Promacta	Novartis	403	31
Nurtec ODT	Biohaven	1	n/a
Tazverik	Epizyme	1	n/a

Notes:

(1) AbbVie reported US revenues of $966m (+17%); Johnson & Johnson reported International revenues of $599m (+38%)

(2) HIV revenues shown for total Gilead HIV franchise; Royalty Pharma is entitled to royalties on products that contain emtricitabine

(3) DPP-IV revenues represented in this Table by Merck’s Januvia/Janumet revenues

(4) Xtandi revenues translated from Japanese Yen at assumed average US$ exchange rate of 109; YOY growth as reported by Astellas in Yen

Sourced from company earnings releases for the quarter ended March 31

Table 3 – Public Disclosures of Royalty Rates by Product

Product	Estimated Royalty Expiration	Royalty Rate
Cystic fibrosis franchise(1)	2037	For combination therapies, sales are allocated equally to each of the active pharmaceutical ingredients; tiered royalties ranging from single digit to sub-teen percentages on annual worldwide net sales of ivacaftor, lumacaftor and tezacaftor, and mid-single digit percentages on annual worldwide net sales of elexacaftor; 50% of royalties on annual worldwide net sales above $5.8 billion are shared with the Cystic Fibrosis Foundation.
Tysabri	Perpetual	Contingent payments of 18% on annual worldwide net sales up to $2.0 billion and 25% on annual worldwide net sales above $2.0 billion
Imbruvica	2027-2029	Tiered royalties in the mid-single digits on annual worldwide net sales
HIV franchise(2)	2021	Royalties in the single digit percentages on annual worldwide net sales varying by product depending on contribution of emtricitabine to the total
Januvia and Janumet	2022	Royalties in the low single digit percentages on annual worldwide net sales
Xtandi	2027-2028	Royalties slight less than 4% on annual worldwide net sales
Promacta	2025-2027	Tiered royalty ranging from 4.7% to 9.4% on annual worldwide net sales
Tazverik	2034-2036	Royalties in the mid-teen percentages on annual worldwide net sales, stepping down on annual worldwide net sales above certain sales thresholds
Crysvita(3)	2033-2036	10% royalty on EU, UK and Switzerland annual net sales
Trodelvy	Perpetual	4.15% royalty on annual worldwide net sales up to $2 billion, declining stepwise based on sales tiers to 1.75% on annual worldwide net sales above $6 billion
Nurtec ODT and Vazegepant	2034-2036	2.1% royalty on annual worldwide net sales up to $1.5 billion; 1.5% on annual worldwide net sales above $1.5 billion
Omecamtiv mecarbil	2032-2033	4.5% royalty on annual worldwide net sales

Notes:

The royalties in our portfolio are subject to the underlying contractual agreements from which they arise and may be subject to reductions or other adjustments in accordance with the terms of such agreements; Patent expiry dates shown are based on management’s estimates (which may include patent term extensions) or estimates of the dates on which royalties otherwise expire and are based on each product’s key geographies; duration may differ in other geographies; Royalty expiration dates can change due to patent, regulatory, commercial or other developments

(1) For Cystic Fibrosis franchise, year shown represents Trikafta;

(2) For HIV franchise, date represents patent expiration date in the U.S. as patents outside the U.S. have expired

(3) For Crysvita, royalties expire when we receive royalties equal to 1.9 times our purchase price if that happens prior to December 31, 2030, and otherwise when we receive aggregate royalties of 2.5 times our purchase price

Adjusted EBITDA

Royalty Pharma’s Adjusted EBITDA comprises Adjusted Cash Receipts less payments for operating and professional costs.

In the 2019 financial year, payments for operating and professional costs were $88.5 million as reported and $145.2 million (equivalent to 8.2% of Adjusted Cash Receipts) on a pro forma basis. In Q1 2020 as reported, payments for operating and professional costs were $25.8 million, versus $17.7m in Q1 2019. In Q2 2020 and Q3 2020, payments for operating and professional costs will reflect certain costs associated with the IPO.

Adjusted Cash Flow

Royalty Pharma’s Adjusted Cash Flow comprises Adjusted EBITDA less ongoing R&D funding payments, interest paid, net and miscellaneous other items relating to interest rate swap contracts, investments in non-consolidated affiliates and contributions from non-controlling interests:

•	Development-stage R&D funding payments were $83.0 million in the 2019 financial year as reported. In Q1 2020, these expenses declined to $7.6 million, versus $23.0 million in Q1 2019, as we made our final payment in Q4 2019 for our collaboration with Pfizer on the Phase 3 studies of Ibrance in adjuvant breast cancer.

•	Interest paid, net reflects the weighted average cost of borrowings and the Company’s capital structure (see ‘Capital Allocation’). In the 2019 financial year, interest paid, net was $214.5 million on a pro forma basis. In Q1 2020, interest paid, net was $48.9 million, versus $54.3 million in Q1 2019.

•	Miscellaneous other items (as described above) totalled $72.3 million on an as reported basis and $43.1 million on a pro forma basis in the 2019 financial year. In Q1 2020, these items in aggregate amounted to $2.1 million, reflecting the termination of outstanding interest rate swap contracts in connection with the Reorganization Transactions, versus $9.2 million in Q1 2019.

Capital Allocation

As a result of the IPO, Royalty Pharma received cash proceeds, net of underwriting fees and capitalized IPO costs, of approximately $1.9 billion immediately prior to the closure of the second quarter.

The fully diluted number of shares outstanding as of June 30, 2020 was 607.1 million.

Appendix 1: Historical Non-GAAP Financials

Table 4 – 2019 Quarterly Non-GAAP Pro-Forma Financial Results

($ in millions)	Pro Forma for the three months of 2019 ended (unaudited)
	March 31	June 30	September 30	December 31
Net cash provided by Operating activities (GAAP)	390.8	368.1	436.2	478.2

Growth Products
Cystic fibrosis franchise	106.9	85.7	115.7	116.3
Tysabri	82.6	82.0	83.5	84.7
Imbruvica	61.1	66.2	67.3	75.9
HIV franchise	76.4	52.2	63.1	71.3
Januvia, Janumet, Other DPP-IVs	32.7	41.1	33.9	35.6
Xtandi	27.6	27.0	31.8	33.7
Promacta	—	19.3	31.1	35.8
Other Growth Products	67.6	47.3	59.3	68.5
Total Royalty Receipts – Growth Products	$ 455.0	$ 421.0	$ 485.7	$ 521.8
Mature Products
Tecfidera	150.0	-	-	-
Lyrica	29.6	35.1	32.1	31.4
Letairis	38.5	22.5	29.4	22.3
Remicade	6.1	-	-	-
Other Mature Products	10.2	7.8	2.4	0.8
Total Royalty Receipts – Mature Products	$ 234.3	$ 65.4	$ 63.8	$ 54.5
Distributions to non-controlling interests	(153.4)	(113.5)	(128.1)	(130.8)
Adjusted Cash Receipts (non-GAAP)	$ 535.9	$ 372.8	$ 421.5	$ 445.5
Payments for operating and professional costs	(38.0)	(39.3)	(35.8)	(32.1)
Adjusted EBITDA (non-GAAP)	$ 497.9	$ 333.5	$ 385.7	$ 413.4
Development-stage funding payments – ongoing	(23.0)	(21.5)	(22.7)	(15.9)
Interest paid, net	(52.1)	(57.4)	(54.9)	(50.2)
Swap collateral (posted) or received, net	-	-	-	-
Swap termination payments	(35.4)	-	-	-
Investment in nonconsolidated affiliates	(8.8)	(9.8)	(4.0)	(4.4)
Contributions from non-controlling interest- R&D	5.6	5.5	4.7	3.6
Adjusted Cash Flow (non-GAAP)	$ 384.2	$ 250.3	$ 308.8	$ 346.6

Table 5 – 2019 Non-GAAP Financial Results

($ in millions)	For the year ended December 31, 2019 (unaudited)
	As reported	Pro forma
Net cash provided by Operating activities (GAAP)	1,667.2	1,673.3

Growth Products
Cystic fibrosis franchise	424.7	424.7
Tysabri	332.8	332.8
Imbruvica	270.6	270.6
HIV franchise	262.9	262.9
Januvia, Janumet, Other DPP-IVs	143.3	143.3
Xtandi	120.1	120.1
Promacta	86.3	86.3
Other Growth Products	210.2	242.8
Total Royalty Receipts – Growth Products	1,850.9	1,883.5
Mature Products
Tecfidera	150.0	150.0
Lyrica	128.2	128.2
Letairis	112.7	112.7
Remicade	6.1	6.1
Other Mature Products	21.0	21.0
Total Royalty Receipts – Mature Products	418.0	418.0
Distributions to non-controlling interests	(154.1)	(525.8)
Adjusted Cash Receipts (non-GAAP)	2,114.8	1,775.7
Payments for operating and professional costs	(88.5)	(145.2)
Adjusted EBITDA (non-GAAP)	2,026.3	1,630.5
Development-stage funding payments – ongoing	(83.0)	(83.0)
Interest paid, net	(234.8)	(214.5)
Swap collateral (posted) or received, net	(45.3)	-
Swap termination payments	-	(35.4)
Investment in non-consolidated affiliates	(27.0)	(27.0)
Contributions from non-controlling interest- R&D	-	19.3
Adjusted Cash Flow (non-GAAP)	1,636.1	1,289.8

Table 6: Reconciliations of Adjusted Cash Receipts, Adjusted EBITDA and Adjusted Cash Flow - Pro forma 2019 Quarters and Full Year

($ in millions)	Pro Forma (unaudited)	Pro Forma (unaudited)	Pro Forma (unaudited)	Pro Forma (unaudited)	Pro Forma (unaudited)
	Q1 2019	Q2 2019	Q3 2019	Q4 2019	FY 2019
Net cash provided by:
Operating activities	390.8	368.1	436.2	478.2	1,673.3

Net cash provided by operating activities (GAAP)	390.8	368.1	436.2	478.2	1,673.3
Adjustments:	-	-	-	-
Tecfidera milestone payments (1)	150.0	-	-	-	150.0
Interest paid, net	52.1	57.4	54.9	50.2	214.5
Development-stage funding payments - ongoing	23.0	21.5	22.7	15.9	83.0
Payments for operating and professional costs	38.0	39.3	35.8	32.1	145.2
Swap termination payments	35.4	-	-	-	35.4
Distributions to non-controlling interests	(153.4)	(113.5)	(128.1)	(130.8)	(525.8)
Swap collateral posted or (received), net	-	-	-	-	-
Adjusted Cash Receipts	$535.9	$372.8	$421.5	$445.5	$1,775.7
Net cash provided by operating activities (GAAP)	390.8	368.1	436.2	478.2	1,673.3
Adjustments:	-	-	-	-	-
Tecfidera milestone payments (1)	150.0	-	-	-	150.0
Interest paid, net	52.1	57.4	54.9	50.2	214.5
Development-stage funding payments - ongoing	23.0	21.5	22.7	15.9	83.0
Swap termination payments	35.4	-	-	-	35.4
Distributions to non-controlling interests	(153.4)	(113.5)	(128.1)	(130.8)	(525.8)
Swap collateral posted or (received), net	-	-	-	-	-
Adjusted EBITDA	$497.9	$333.5	$385.7	$413.4	$1,630.5
Net cash provided by operating activities (GAAP)	390.8	368.1	436.2	478.2	1,673.3
Tecfidera milestone payments (1)	150.0	-	-	-	150.0
Contributions from non-controlling interest	5.6	5.5	4.7	3.6	19.3
Distributions to non-controlling interests	(153.4)	(113.5)	(128.1)	(130.8)	(525.8)
Investment in non-consolidated affiliates	(8.8)	(9.8)	(4.0)	(4.4)	(27.0)
Adjusted Cash Flow	$384.2	$250.3	$308.8	$346.6	$1,289.8

(1) Recorded as Proceeds from Available for sale debt securities

Table 6 (Cont.): Reconciliations of Adjusted Cash Receipts, Adjusted EBITDA and Adjusted Cash Flow - As reported Q2 2019, Full Year 2019, and Q1 2020

($ in millions)	As reported (unaudited)	As reported	As reported (unaudited)
	Q2 2019	FY 2019	Q1 2020
Net cash provided by (used in):
Operating activities	336.9	1,667.2	471.1
Investing activities	(158.4)	(2,116.1)	(672.9)
Financing activities	(310.2)	(1,191.6)	542.5

Net cash provided by operating activities (GAAP)	336.9	1,667.2	471.1
Adjustments:
Tecfidera milestone payments (1)	-	150.0	-
Interest paid, net	61.5	234.8	48.9
Development-stage funding payments - ongoing	21.5	83.0	7.6
Payments for operating and professional costs	29.4	88.5	25.8
Swap termination payments	-	-	35.4
Distributions to non-controlling interests	(36.4)	(154.1)	(161.4)
Swap collateral posted or (received), net	26.0	45.3	(45.3)
Adjusted Cash Receipts	$438.8	$2,114.8	$382.3
Net cash provided by operating activities (GAAP)	336.9	1,667.2	471.1
Adjustments:
Tecfidera milestone payments (1)	-	150.0	-
Interest paid, net	61.5	234.8	48.9
Development-stage funding payments - ongoing	21.5	83.0	7.6
Swap termination payments	-	-	35.4
Distributions to non-controlling interests	(36.4)	(154.1)	(161.4)
Swap collateral posted or (received), net	26.0	45.3	(45.3)
Adjusted EBITDA	$409.4	$2,026.3	$356.4
Net cash provided by operating activities (GAAP)	336.9	1,667.2	471.1
Tecfidera milestone payments (1)		150.0	-
Contributions from non-controlling interest	-	-	1.3
Distributions to non-controlling interests	(36.4)	(154.1)	(161.4)
Investment in non-consolidated affiliates	(9.8)	(27.0)	(13.1)
Adjusted Cash Flow	$290.6	$1,636.1	$297.8

(1) Recorded as Proceeds from Available for sale debt securities

Appendix 2: Use of Non-GAAP Measures

Adjusted Cash Receipts, Adjusted EBITDA and Adjusted Cash Flow are non-GAAP measures presented as supplemental measures to our GAAP financial performance. These non-GAAP financial measures exclude the impact of certain items and therefore have not been calculated in accordance with GAAP. In each case, because our operating performance is a function of our liquidity, the non-GAAP measures used by management are presented and defined as supplemental liquidity measures. We caution readers that amounts presented in accordance with our definitions of Adjusted Cash Receipts, Adjusted EBITDA, and Adjusted Cash Flow may not be the same as similar measures used by other companies. Not all companies and analysts calculate the non-GAAP measures we use in the same manner. We compensate for these limitations by using non-GAAP financial measures as supplements to GAAP financial measures and by presenting the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures, in each case being Net cash provided by operating activities.

Adjusted Cash Receipts is a measure calculated with inputs directly from the Statement of Cash Flows and includes (1) royalty receipts: (i) Cash collections from royalty assets (financial assets and intangible assets), (ii) Other royalty cash collections, (iii) Distributions from non-consolidated affiliates, plus (2) Proceeds from available for sale debt securities (Tecfidera milestone payments), and less (3) Distributions to non-controlling interest.

Adjusted EBITDA is important to our lenders and is defined under the credit agreement as Adjusted Cash Receipts less payments for operating and professional costs. Operating and professional costs are comprised of Payments for operating costs and professional services and Payments for rebates from the Statement of Cash Flows.

Adjusted Cash Flow is defined as Adjusted EBITDA less (1) Development-stage funding payments – ongoing, (2) Interest paid, net, (3) Swap collateral (posted) or received, net, (4) Swap termination payments, and (5) Investment in non-consolidated affiliates, and plus (1) Contributions from non-controlling interest- R&D, all directly reconcilable to the Statement of Cash Flows.

We believe that Adjusted Cash Receipts and Adjusted Cash Flow provide meaningful information about our operating performance because the business is heavily reliant on its ability to generate consistent cash flows and these measures reflect the core cash collections and cash charges comprising our operating results. Management strongly believes that our significant operating cash flow is one of the attributes that attracts potential investors to our business.

In addition, we believe that Adjusted Cash Receipts and Adjusted Cash Flow help identify underlying trends in the business and permit investors to more fully understand how management assesses the performance of the Company, including planning and forecasting for future periods. Adjusted Cash Receipts and Adjusted Cash Flow are used by management as key liquidity measures in the evaluation of the Company’s ability to generate cash from operations. Both measures are an indication of the strength of the Company and the performance of the business. Management uses Adjusted Cash Receipts and Adjusted Cash Flow when considering available cash, including for decision-making purposes related to funding of acquisitions, voluntary debt repayments, dividends and other discretionary investments. Further, these non-GAAP financial measures help management, the audit committee, and investors evaluate the Company’s ability to generate liquidity from operating activities.

Management believes that Adjusted EBITDA is an important non-GAAP measure in analyzing our liquidity and is a key component of certain material covenants contained within the Company’s Credit Agreement. Noncompliance with the interest coverage ratio and leverage ratio covenants under the credit agreement could result in our lenders requiring the Company to immediately repay all amounts borrowed. If we cannot satisfy these financial covenants, we would be prohibited under our credit agreement from engaging in certain activities, such as incurring additional indebtedness, paying dividends, making certain payments, and acquiring and disposing of assets. Consequently, Adjusted EBITDA is critical to the assessment of our liquidity.

Management uses Adjusted Cash Flow to evaluate its ability to generate cash and performance of the business and to evaluate the Company’s performance as compared to its peer group. Management also uses Adjusted Cash

Flow to compare its performance against non-GAAP adjusted net income measures used by many companies in the biopharmaceutical industry, even though each company may customize its own calculation and therefore one company’s metric may not be directly comparable to another’s. We believe that non-GAAP financial measures, including Adjusted Cash Flow, are frequently used by securities analysts, investors, and other interested parties to evaluate companies in our industry.

The non-GAAP financial measures used in this release have limitations as analytical tools, and you should not consider them in isolation or as a substitute for the analysis of our results as reported under GAAP.

Royalty Pharma Investor Relations and Communications

+1 (212) 883-0200

ir@royaltypharma.com

About Royalty Pharma plc

Founded in 1996, Royalty Pharma is a leading funder of innovation across the biopharmaceutical industry, collaborating with innovators from academic institutions, research hospitals and not-for-profits through small and mid-cap biotechnology companies to leading global pharmaceutical companies. Royalty Pharma has assembled a portfolio of royalties which entitles it to payments based directly on the top-line sales of many of the industry’s leading therapies. Royalty Pharma funds innovation in the biopharmaceutical industry both directly and indirectly - directly when it partners with companies to co-fund late-stage clinical trials and new product launches in exchange for future royalties, and indirectly when it acquires existing royalties from the original innovators. Royalty Pharma’s current portfolio includes royalties on more than 45 commercial products, including AbbVie and J&J’s Imbruvica, Astellas and Pfizer’s Xtandi, Biogen’s Tysabri, Gilead’s HIV franchise, Merck’s Januvia, Novartis’ Promacta, and Vertex’s Kalydeco, Symdeko and Trikafta, and four development-stage product candidates. For more information, visit www.royaltypharma.com.

Forward-Looking Statements

The information set forth herein does not purport to be complete or to contain all of the information you may desire. Statements contained herein are made as of the date of this document unless stated otherwise, and neither the delivery of this document at any time, nor any sale of securities, shall under any circumstances create an implication that the information contained herein is correct as of any time after such date or that information will be updated or revised to reflect information that subsequently becomes available or changes occurring after the date hereof.

This document contains statements that constitute “forward-looking statements” as that term is defined in the United States Private Securities Litigation Reform Act of 1995, including statements that express the Company’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, in contrast with statements that reflect historical facts. Examples include discussion of our strategies, financing plans, growth opportunities and market growth. In some cases, you can identify such forward-looking statements by terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project,” “expect,” “may,” “will,” “would,” “could” or “should,” the negative of these terms or similar expressions. Forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to the Company. However, these forward-looking statements are not a guarantee of our performance, and you should not place undue reliance on such statements. Forward-looking statements are subject to many risks, uncertainties and other variable circumstances, and other factors. Such risks and uncertainties may cause the statements to be inaccurate and readers are cautioned not to place undue reliance on such statements. Many of these risks are outside of the Company’s control and could cause its actual results to differ materially from those it thought would occur. The forward-looking statements included in this document are made only as of the date hereof. The Company does not undertake, and specifically declines, any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments, except as required by law.

Certain information contained in this document relates to or is based on studies, publications, surveys and other data obtained from third-party sources and the Company's own internal estimates and research. While the Company believes these third-party sources to be reliable as of the date of this document, it has not independently verified, and makes no representation as to the adequacy, fairness, accuracy or completeness of, any information obtained from third-party sources. In addition, all of the market data included in this document involves a number of assumptions and limitations, and there can be no guarantee as to the accuracy or reliability of such assumptions. Finally, while the Company believes its own internal research is reliable, such research has not been verified by any independent source.

For further information, please reference our reports and documents filed with the U.S. Securities and Exchange Commission (SEC). You may get these documents by visiting EDGAR on the SEC website at www.sec.gov.